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Exhibit 99.2

CONTACTS:
Shelly Doran	317.685.7330	Investors
Les Morris	317.263.7711	Media

FOR IMMEDIATE RELEASE

SIMON PROPERTY GROUP ANNOUNCES FOURTH QUARTER RESULTS
AND DECLARES 7.7% INCREASE IN COMMON STOCK DIVIDENDS

        Indianapolis, Indiana—February 10, 2005...Simon Property Group, Inc. (the "Company" or "Simon") (NYSE:SPG) today announced results for the fourth quarter and twelve months ended December 31, 2004:

  •
  Diluted funds from operations ("FFO") of the Simon portfolio for the quarter increased 18.8% to $397.6 million from $334.8 million in 2003. On a per share basis the increase was 7.9% to $1.36 per share from $1.26 per share in the fourth quarter of 2003. Results for the quarter include a non-cash impairment charge of $18 million ($0.06 per share) for one regional mall. Excluding this charge, FFO for the quarter was $1.42, an increase of 12.7% from 2003. Diluted FFO of the Simon portfolio for the twelve months increased 12.1% to $1.198 billion from $1.069 billion in 2003. On a per share basis the increase was 8.7% to $4.39 per share from $4.04 per share in 2003. Excluding the one-time impairment charge, diluted FFO for the year was $4.46 per share, an increase of 10.4% from 2003.

  •
  Net income available to common shareholders for the quarter was $107.4 million in 2004 as compared to $165.4 million in 2003. On a diluted per share basis the decrease was 41.0% to $0.49 per share from $0.83 per share in the fourth quarter of 2003. The decline in net income per share is primarily attributable to 2003 net gains on the sale of real estate and the previously described impact of the $18 million non-cash impairment charge recorded in the fourth quarter of 2004. Net income available to common shareholders for the twelve months decreased to $300.6 million from $313.6 million in 2003. On a diluted per share basis, the decrease was 12.7% to $1.44 per share from $1.65 per share in 2003.

        The Company considers FFO a key measure of its operating performance that is not specifically defined by accounting principles generally accepted in the United States ("GAAP"). The Company believes that FFO is helpful to investors because it is a widely recognized measure of the performance of real estate investment trusts and provides a relevant basis for comparison among REITs. A reconciliation of GAAP reported net income to FFO is provided in the financial statement section of this press release.

        The Company's core fundamentals remain strong as evidenced by growth in operating metrics for its three domestic business platforms:

	As of December 31, 2004	As of December 31, 2003		Increase
Occupancy
Regional Malls(1)	92.7%	92.4%		30 basis points
Premium Outlet® Centers(2)	99.3%	99.0	%(3)	30 basis points
Community Centers(2)	91.9%	90.2%		170 basis points
Comparable Sales per Sq. Ft.
Regional Malls(4)	$427	$402		6.2%
Premium Outlet® Centers(5)	$412	$385	(3)	7.0%
Community Centers(2)	$215	$209		2.9%
Average Rent per Sq. Ft.
Regional Malls(1)	$33.50	$32.26		3.8%
Premium Outlet® Centers(2)	$21.85	$20.36	(3)	7.3%
Community Centers(2)	$10.91	$10.59		3.0%

(1)
For mall and freestanding stores

(2)
For all owned gross leasable area (GLA)

(3)
The Company acquired Chelsea Property Group on October 14, 2004. 2003 statistics were calculated based upon the 28 Premium Outlet Centers owned by Chelsea on December 31, 2003.

(4)
For mall and freestanding stores with less than 10,000 square feet

(5)
For all retail stores with less than 50,000 square feet

        "2004 was another productive year for our organization," said David Simon, Chief Executive Officer. "Domestically, we acquired a high quality mall in Puerto Rico and a lifestyle center in Austin, Texas; increased our interests in two existing malls; completed two significant expansion projects; opened two new shopping centers; and at year-end had six new development projects under construction. We also opened four new retail projects outside of the U.S. We capped off the year with the fourth quarter acquisition of Chelsea Property Group, adding a market-leading position in the Premium Outlet® business that will serve as a new growth platform to our Company. Our Company is well-positioned for 2005 and we are pleased to announce today a 7.7% increase in our common stock dividend."

Dividends

        Today the Company announced a quarterly common stock dividend of $0.70 per share, an increase of 7.7%. This dividend will be paid on February 28, 2005 to shareholders of record on February 21, 2005.

        The Company also declared dividends on its four outstanding issues of preferred stock:

  •
  8.75% Series F Cumulative Redeemable Preferred (NYSE:SPGPrF) dividend of $0.546875 per share is payable on March 31, 2005 to shareholders of record on March 17, 2005.

  •
  7.89% Series G Cumulative Preferred (NYSE:SPGPrG) dividend of $0.98625 per share is payable on March 31, 2005 to shareholders of record on March 17, 2005.

  •
  6% Series I Convertible Perpetual Preferred (NYSE:SPGPrI) dividend of $0.75 per share is payable on February 28, 2005 to shareholders of record on February 21, 2005.

  •
  8 3/8% Series J Cumulative Redeemable Preferred (NYSE:SPGPrJ) dividend of $1.046875 per share is payable on March 31, 2005 to shareholders of record on March 17, 2005.

Chelsea Property Group Acquisition

        On October 14, 2004, the Company completed its $5.2 billion (including the assumption of debt) acquisition of Chelsea. Chelsea common shareholders received merger consideration of $36.00 in cash; 0.2936 of a share of Simon common stock; and 0.3000 of a share of Simon 6% Series I convertible perpetual preferred stock for each share of Chelsea common stock. In connection with the merger transaction, holders of limited partnership common units of CPG Partners, L.P., the operating partnership subsidiary of Chelsea, exchanged their units for common and convertible preferred units of the Simon operating partnership, Simon Property Group, L.P.

        The following shares and units were issued at closing:

  •
  12,978,795 shares of Simon Common Stock

  •
  4,652,232 Simon Property Group, L.P. common units

  •
  13,261,712 shares of Simon 6% Series I Convertible Perpetual Preferred Stock (liquidation value of $50 per share)

  •
  4,753,794 Simon Property Group, L.P. 6% Convertible Perpetual Preferred Units (liquidation value of $50 per unit)

        Chelsea operates as a division of Simon from its headquarters in Roseland, New Jersey, with David Bloom and the Chelsea management team continuing their leadership roles. David Bloom has been appointed as an Advisory Director of the Simon Property Group Board of Directors. Chelsea Property Group is the leading owner, developer and manager of Premium Outlet® centers in the U.S. and Asia. Its portfolio includes centers located in major metropolitan markets such as New York, Los Angeles and Boston, and tourist destinations such as Orlando, Las Vegas and Palm Springs. Its four Premium Outlet® centers in Japan are located near Tokyo, Osaka and Fukuoka.

        The Company obtained a two-year senior unsecured term loan facility of $1.8 billion to fund the cash component of the consideration and certain Chelsea debt. The facility closed on October 12, 2004 and was funded by ten key Simon lenders. Interest on the facility is based upon the Company's corporate ratings and is currently LIBOR plus 55 basis points. No origination fee is payable for this facility during the first year.

Development Activities

        During the month of October, the Company opened three development projects:

  •
  Clay Terrace is a 570,000 square foot upscale center located approximately fifteen miles north of downtown Indianapolis, Indiana. Clay Terrace is an open-air, mixed-use shopping center, incorporating a mix of anchor stores, specialty retail stores, unique restaurants and Class A office space. The center was 85% leased at year-end and tenants have committed to an additional 8% of space. The Company owns the center in a 50/50 joint venture with Indianapolis-based Lauth Property Group.

  •
  Arkadia is a 1.1 million square foot shopping center located in Warsaw, Poland. The project incorporates a hypermarket, approximately 200 retail shops, a home improvement center and a cinema. Arkadia opened 91% leased and shopper traffic remains high with 300,000 to 325,000 visitors per week. The Company holds a 35% interest in the center through its European Retail Enterprises, B.V. joint venture.

  •
  The phase III expansion of The Forum Shops at Caesars in Las Vegas is 100% leased and is comprised of 175,000 square feet of luxury designers, restaurants, and unique retailers. The Company owns 100% of Forum Shops.

        The Company has six new domestic development projects currently under construction:

  •
  St. Johns Town Center, a 1.5 million square foot open-air retail project, is under construction in Jacksonville, Florida. The project is comprised of a village component, a community center and a hotel. The village will be anchored by Dillard's, Barnes & Noble and Dick's Sporting Goods. Target, Ashley Furniture, Designer Shoe Warehouse, JoAnn Fabrics, Old Navy, PetsMart, Pier One, Ross Dress for Less and Staples will anchor the community center. Restaurants will include The Cheesecake Factory, Maggiano's, and P.F. Chang's. Leasing of the project has progressed well—the center is 100% executed or committed. Simon is developing the project in conjunction with joint venture partner Ben Carter Properties. The Company will own 85% of this project until certain financial performance hurdles are met, at which time ownership will be 50/50. Gross costs are expected to approximate $158 million and the project is scheduled to open on March 18, 2005.

  •
  Seattle Premium Outlets® is an upscale outlet center under construction in Tulalip, Washington, approximately 35 miles north of Seattle. Located off I-5 on the Tulalip Tribes Reservation, the center will comprise 383,000 square feet. Tenants will include: Adidas, Ann Taylor, Brooks Brothers, Burberry, Calvin Klein, Coach, Gap Outlet, J. Crew, Movado, Nike, Polo Ralph Lauren, and Sony. Gross costs are expected to approximate $58 million and the center is scheduled to open in May of 2005. The Company owns 100% of this project.

  •
  Wolf Ranch is a 670,000 square foot community center located north of Austin, Texas in Georgetown. It will be an open-air, mixed-use shopping center containing a mix of anchor stores, specialty retail stores and unique restaurants. Wolf Ranch will be anchored by Target and Kohl's and contain eight junior anchors including Linens 'n Things, Office Depot, Best Buy, T.J. Maxx, Michaels, Old Navy, Pier One and PetsMart. Gross costs are expected to approximate $98 million, and the project is scheduled to open in July of 2005. The Company owns 100% of this project.

  •
  Firewheel Town Center is a 785,000 square foot open-air regional shopping center located in Garland, Texas. The project will feature Foley's, Dillard's, AMC Theaters, Barnes & Noble, Circuit City, Linens 'n Things, Old Navy, Pier One, Designer Shoe Warehouse and Sports Authority. Gross costs are expected to approximate $132 million, and the project is scheduled to open in October of 2005. The Company owns 100% of this project.

  •
  Rockaway Plaza is a 250,000 square foot community center featuring Dick's Sporting Goods, Target, Lowes Cineplex and PetsMart, located in Rockaway, New Jersey, adjacent to the Company's Rockaway Townsquare. Gross costs are expected to approximate $39 million. Target opened in July 2004 with the remainder of the project opening in phases between November 2005 and March 2006. The Company owns 100% of this project.

  •
  The Town Center at Coconut Point is an open-air, mixed-use mainstreet regional shopping center that is part of a 482 acre master planned community named Coconut Point located in Estero/Bonita Springs, Florida. The Town Center at Coconut Point will contain approximately 1.2 million square feet of retail space, 45,000 square feet of office condominiums and 305 condominium units. The Town Center at Coconut Point's retail space will be comprised of three components. The village will be anchored by Dillard's, Muvico Theatres, Barnes & Noble and four restaurants. The community center will be anchored by Bed Bath & Beyond, Best Buy, Designer Shoe Warehouse, Golfsmith, Office Max, Old Navy, Party City, PetsMart, Pier One, Ross Dress for Less, Sports Authority and Ulta Cosmetics. Connecting the village and the community center will be the third component, a unique and exciting concept called The Lakefront, which will contain casual and sit-down dining and shops. Gross costs are expected to approximate $242 million and the project is scheduled to open in phases between March 2006 and September 2006. The Company owns the project in a 50/50 joint venture with Dillard's, Inc.

        The Company also has four new international development projects currently under construction—three shopping centers in Italy and one Premium Outlet® Center in Japan.

Dispositions

        On December 28, 2004, the Company sold Santa Fe Outlets, an outlet center in Santa Fe, New Mexico. On December 30, 2004, the Company sold Heritage Park Mall, a regional mall in Oklahoma City, Oklahoma.

        On January 11, 2005, the Company sold its joint venture interest in Metrocenter, located in Phoenix, Arizona, for approximately $156 million. The Company acquired its 50% interest in Metrocenter in connection with the 1998 acquisition of Corporate Property Investors.

Financing Activity

        On January 11, 2005, the Company closed a three-year refinancing of its existing unsecured, revolving corporate credit facility, expanding the facility from $1.25 to $2.0 billion. The facility, which can be increased to $2.5 billion during its term, now matures in January of 2008 and contains a one-year extension at the Company's sole option. The facility's interest rate was reduced by 10 basis points to LIBOR plus 55 basis points and is based upon the Company's credit ratings. The facility contains a $500 million multi-currency tranche for Euro, Yen or Sterling borrowings and also includes a money market competitive bid option program that allows the Company to hold auctions at lower pricing for short-term funds for up to $1.0 billion.

2005 Guidance

        Today the Company reaffirmed its FFO guidance issued on January 13, 2005, and modified its diluted net income per share guidance for 2005. The Company expects diluted FFO to be within a range of $4.70 to $4.82 per share for the year ending December 31, 2005, and diluted net income per share to be within a range of $1.34 to $1.46.

        The following table provides the reconciliation of estimated diluted net income per share to diluted FFO per share.

For the twelve months ended December 31, 2005	Low Range	High Range
Estimated diluted net income per share, excluding gain/loss on the sale of real estate	$1.34	$1.46
Depreciation and amortization including joint ventures	3.41	3.41
Impact of additional dilutive securities	(0.05)	(0.05)

Estimated diluted FFO per share	$4.70	$4.82

Forward-Looking Statements

        Estimates of future per share net income and FFO, and other statements regarding future developments and operations, are forward-looking statements within the meaning of the federal securities laws. Forward-looking statements often contain words such as "estimated," "expects," "anticipates," "intends," "plans," "believes," "seeks," or "will." Actual results may differ materially from those indicated by forward-looking statements due to a variety of risks and uncertainties. Those risks and uncertainties include, but are not limited to, the national, regional and local economic climate in the U.S. as well as the foreign markets where the Company does business, competitive market forces, changes in market rental rates, trends in the retail industry, the inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, acquisitions and dispositions, changes in applicable laws, rules and regulations, and changes in market rates of interest, foreign currency and exchange rates. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K for a discussion of such risks and uncertainties. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Conference Call

        The Company will provide an online simulcast of its quarterly conference call at www.simon.com (in the About Simon section), www.fulldisclosure.com, and www.streetevents.com. To listen to the live call, please go to any of these websites at least fifteen minutes prior to the call to register, download and install any necessary audio software. The call will begin at 2:00 p.m. Eastern Standard Time (New York) today, February 10, 2005. An online replay will be available for approximately 90 days at www.simon.com.

Supplemental Materials

        The Company will publish a supplemental information package which will be available at www.simon.com in the Investor Relations section, Other Financial Reports tab. It will also be furnished to the SEC as part of our Form 8-K filing. If you wish to receive a copy via mail, please call 800-461-3439.

About Simon

        Simon Property Group, Inc., headquartered in Indianapolis, Indiana, is a real estate investment trust engaged in the ownership, development and management of retail real estate, primarily regional malls, Premium Outlet® centers and community shopping centers. The Company's current total market capitalization is approximately $36 billion. Through its subsidiary partnerships, it currently owns or has an interest in 296 properties in the United States containing an aggregate of 202 million square feet of gross leasable area in 40 states plus Puerto Rico. Simon also holds interests in 51 European shopping centers in France, Italy, Poland and Portugal; 4 Premium Outlet® centers in Japan; one Premium Outlet® center in Mexico; and one shopping center in Canada. Additional Simon Property Group information is available at www.simon.com.

SIMON
Statements of Operations
Unaudited
(In thousands, except as noted)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2004	2003	2004		2003
REVENUE:
Minimum rent	$493,198	$380,082	$1,577,752		$1,369,042
Overage rent	37,006	23,369	66,960		47,831
Tenant reimbursements	225,258	174,521	766,704		672,172
Management fees and other revenue	18,402	19,090	72,737		74,677
Other income	62,198	60,309	157,598		136,492

Total revenue	836,062	657,371	2,641,751		2,300,214
EXPENSES:
Property operating	100,558	82,438	366,054		321,006
Depreciation and amortization	194,415	126,975	622,581		496,297
Real estate taxes	71,530	52,934	254,977		218,129
Repairs and maintenance	24,621	23,273	91,974		83,998
Advertising and promotion	32,014	23,745	69,059		61,523
Provision for credit losses	7,670	3,763	17,716		14,319
Home and regional office costs	29,367	23,534	91,178		80,105
General and administrative	6,145	3,978	16,781		15,078
Costs related to withdrawn tender offer	—	81	—		10,581
Impairment charge	18,000	—	18,000		—
Other	15,930	9,680	39,832		27,216

Total operating expenses	500,250	350,401	1,588,152		1,328,252
OPERATING INCOME	335,812	306,970	1,053,599		971,962
Interest expense	190,360	151,016	662,090		602,509

Income before minority interest	145,452	155,954	391,509		369,453
Minority interest	(2,797)	(3,970)	(9,687)		(7,277)
Loss on sales of assets and other, net	—	(24)	(760)	(A)	(5,146)
Income tax expense of taxable REIT subsidiaries	(932)	(1,147)	(11,770)		(7,597)

Income before unconsolidated entities	141,723	150,813	369,292		349,433
Income from other unconsolidated entities	20,304	28,656	81,113		99,645

Income from continuing operations	162,027	179,469	450,405		449,078
Results of operations from discontinued operations	885	2,537	(293)		10,243
Gain (loss) on disposal or sale of discontinued operations, net	(37)	48,086	(252)		22,394

Income before allocation to limited partners	162,875	230,092	449,860		481,715
LESS:
Limited partners' interest in the Operating Partnership	30,079	53,039	85,647		100,956
Preferred distributions of the Operating Partnership	6,510	3,539	21,220		12,044

NET INCOME	126,286	173,514	342,993		368,715
Preferred dividends	(18,842)	(8,090)	(42,346)		(55,138)

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$107,444	$165,424	$300,647		$313,577

SIMON
Per Share Data
Unaudited

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
PER SHARE DATA:
Basic Earnings Per Common Share:
Income from continuing operations	$0.49	$0.66	$1.45	$1.52
Discontinued operations—results of operations and gain on disposal or sale, net	—	0.20	—	0.13

Net income available to common shareholders	$0.49	$0.86	$1.45	$1.65

Percentage Change	(43.0)%		(12.1)%
Diluted Earnings Per Common Share:
Income from continuing operations	$0.49	$0.64	$1.44	$1.52
Discontinued operations—results of operations and gain on disposal or sale, net	—	0.19	—	0.13

Net income available to common shareholders	$0.49	$0.83	$1.44	$1.65

Percentage Change	(41.0)%		(12.7)%

SIMON
Reconciliation of Net Income to FFO(B)
Unaudited
(In thousands, except as noted)

        The Company considers FFO a key measure of its operating performance that is not specifically defined by GAAP. The Company believes that FFO is helpful to investors because it is a widely recognized measure of the performance of REITs and it provides a relevant basis for comparison among REITs. The Company also uses this measure internally to measure the operating performance of the portfolio.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Net Income(C)(D)(E)	$126,286	$173,514	$342,993	$368,715
Plus: Limited partners' interest in the Operating Partnership and preferred distributions of the Operating Partnership	36,589	56,578	106,867	113,000
Plus: Depreciation and amortization from consolidated properties and discontinued operations	191,577	124,830	615,195	499,737
Plus: Simon's share of depreciation and amortization from unconsolidated entities	58,655	38,907	181,999	147,629
Plus: (Gain)/loss on sales of real estate and discontinued operations	37	(48,062)	1,012	(17,248)
Plus: Tax provision related to gain on sale	(503)	—	4,281	—
Less: Minority interest portion of depreciation and amortization	(2,021)	(885)	(6,857)	(3,546)
Less: Preferred distributions and dividends	(25,352)	(11,629)	(63,566)	(67,182)

FFO of the Simon Portfolio	$385,268	$333,253	$1,181,924	$1,041,105

Per Share Reconciliation:
Diluted net income per share	$0.49	$0.83	$1.44	$1.65
Plus: Depreciation and amortization from consolidated properties and the Company's share of depreciation and amortization from unconsolidated affiliates, net of minority interest portion of depreciation and amortization	0.88	0.61	2.94	2.55
Plus: (Gain)/loss on sales of real estate and discontinued operations	—	(0.18)	—	(0.07)
Plus: Tax provision related to gain on sale	—	—	0.02	—
Less: Impact of additional dilutive securities for FFO per share	(0.01)	—	(0.01)	(0.09)

Diluted FFO per share	$1.36	$1.26	$4.39	$4.04

Details for per share calculations:
FFO of the Simon Portfolio	$385,268	$333,253	$1,181,924	$1,041,105
Adjustments for dilution calculation:
Impact of Series B, C and I preferred stock conversion, Series C and I preferred unit conversion & option exercise(F)	12,309	1,530	16,132	27,626

Diluted FFO of the Simon Portfolio	397,577	334,783	1,198,056	1,068,731

FFO Allocable to the LP Unitholders	(82,602)	(76,407)	(259,688)	(246,562)

Diluted FFO allocable to Common Shareholders	$314,975	$258,376	$938,368	$822,169

Basic weighted average shares outstanding	218,009	192,533	207,990	189,475
Adjustments for dilution calculation:
Effect of stock options	887	935	867	824
Impact of Series B preferred 6.5% convertible stock	—	9,299	—	11,686
Impact of Series C cumulative preferred 7% convertible units	1,468	1,968	1,843	1,483
Impact of Series I preferred 6% Convertible Perpetual stock	9,096	—	2,286	—
Impact of Series I preferred 6% Convertible Perpetual units	3,018	—	759	—

Diluted weighted average shares outstanding	232,478	204,735	213,745	203,468
Weighted average limited partnership units outstanding	61,008	60,614	59,086	61,122

Diluted weighted average shares and units outstanding	293,486	265,349	272,831	264,590

Basic FFO per share	$1.38	$1.31	$4.42	$4.16
Percent Increase	5.3%		6.3%
Diluted FFO per share	$1.36	$1.26	$4.39	$4.04
Percent Increase	7.9%		8.7%

SIMON
Balance Sheets
Unaudited
(In thousands, except as noted)

	December 31, 2004	December 31, 2003
ASSETS:
Investment properties, at cost	$21,253,761	$14,971,823
Less—accumulated depreciation	3,162,523	2,556,578

	18,091,238	12,415,245
Cash and cash equivalents	520,084	535,623
Tenant receivables and accrued revenue, net	361,590	305,200
Investment in unconsolidated entities, at equity	1,920,983	1,811,773
Deferred costs, other assets, and minority interest, net	1,176,124	616,880

Total assets	$22,070,019	$15,684,721

LIABILITIES:
Mortgages and other indebtedness	$14,586,393	$10,266,388
Accounts payable, accrued expenses and deferred revenue	1,113,645	667,610
Cash distributions and losses in partnerships and joint ventures, at equity	37,739	14,412
Other liabilities, minority interest and accrued dividends	311,592	280,414

Total liabilities	16,049,369	11,228,824

COMMITMENTS AND CONTINGENCIES
LIMITED PARTNERS' INTEREST IN THE OPERATING PARTNERSHIP	965,204	859,050
LIMITED PARTNERS' PREFERRED INTEREST IN THE OPERATING PARTNERSHIP	412,840	258,220
SHAREHOLDERS' EQUITY
CAPITAL STOCK OF SIMON PROPERTY GROUP, INC. (750,000,000 total shares authorized, $.0001 par value, 237,996,000 shares of excess common stock):
All series of preferred stock, 100,000,000 shares authorized, 25,434,967 and 12,078,012 issued and outstanding, respectively. Liquidation values $1,071,748 and $376,950, respectively	1,062,687	367,483
Common stock, $.0001 par value, 400,000,000 shares authorized, 222,710,350 and 200,876,552 issued and outstanding, respectively	23	20
Class B common stock, $.0001 par value, 12,000,000 shares authorized, 8,000 and 3,200,000 issued and outstanding, respectively	—	1
Class C common stock, $.0001 par value, 4,000 shares authorized, issued and outstanding	—	—
Capital in excess of par value	4,993,698	4,121,332
Accumulated deficit	(1,335,436)	(1,097,317)
Accumulated other comprehensive income	16,365	12,586
Unamortized restricted stock award	(21,813)	(12,960)
Common stock held in treasury at cost, 2,415,855 shares and 2,098,555, respectively	(72,918)	(52,518)

Total shareholders' equity	4,642,606	3,338,627

	$22,070,019	$15,684,721

SIMON
Joint Venture Statements of Operations
Unaudited
(In thousands, except as noted)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2004	2003	2004	2003
REVENUE:
Minimum rent	$266,234	$217,808	$960,934	$795,386
Overage rent	29,292	15,522	44,494	28,486
Tenant reimbursements	133,495	109,047	490,023	400,921
Other income	23,859	16,927	67,233	78,069

Total revenue	452,880	359,304	1,562,684	1,302,862
EXPENSES:
Property operating	90,993	73,367	300,656	229,146
Depreciation and amortization	85,207	64,393	290,256	230,578
Real estate taxes	32,510	29,760	128,578	118,193
Repairs and maintenance	21,468	14,913	71,649	64,247
Advertising and promotion	14,076	15,006	38,238	37,162
Provision for credit losses	4,840	(837)	11,354	7,728
Other	15,533	5,956	66,504	39,683

Total operating expenses	264,627	202,558	907,235	726,737
OPERATING INCOME	188,253	156,746	655,449	576,125
Interest expense	96,318	86,289	375,884	335,494

Income Before Minority Interest and Unconsolidated Entities	91,935	70,457	279,565	240,631
(Loss)/income from unconsolidated entities	(1,294)	1,184	(5,129)	8,393
Minority interest	—	(115)	—	(654)

Income from Continuing Operations	90,641	71,526	274,436	248,370
Income from consolidated joint venture interests	1,100	10,772	19,378	23,801
Income from discontinued joint venture interests(G)	—	16,014	6,431	44,424
Gain on disposal or sale of discontinued operations	—	—	4,704

NET INCOME	$91,741	$98,312	$304,949	$316,595

Third-party investors' share of Net Income	$59,257	$62,148	$193,282	$190,535

Our share of Net Income	32,484	36,164	111,667	126,060
Amortization of Excess Investment	12,180	7,508	30,554	26,415

Income from Unconsolidated Joint Ventures	$20,304	$28,656	$81,113	$99,645

SIMON
Joint Venture Balance Sheets
Unaudited
(In thousands, except as noted)

	December 31, 2004	December 31, 2003
ASSETS:
Investment properties, at cost	$9,429,465	$8,787,816
Less—accumulated depreciation	1,745,498	1,427,291

	7,683,967	7,360,525
Cash and cash equivalents	292,770	227,921
Tenant receivables	209,040	236,023
Investment in unconsolidated entities	167,182	94,853
Deferred costs and other assets	322,660	176,477
Assets of Consolidated Joint Venture Interests	—	474,745
Assets of Discontinued Joint Venture Interests(G)	—	764,833

Total assets	$8,675,619	$9,335,377

LIABILITIES AND PARTNERS' EQUITY:
Mortgages and other indebtedness	$6,398,312	$5,936,104
Accounts payable, accrued expenses and deferred revenue	373,887	273,704
Other liabilities	179,443	38,780
Mortgages and liabilities of Consolidated Joint Venture Interests	—	229,718
Mortgages and liabilities of Discontinued Joint Venture Interests(G)	—	549,142

Total liabilities	6,951,642	7,027,448

Preferred units	67,450	152,450
Partners' equity	1,656,527	2,155,479

Total liabilities and partners' equity	$8,675,619	$9,335,377

Our Share of:
Total assets	$3,619,969	$3,861,497

Partners' equity	779,252	885,149
Add: Excess Investment, net(H)	1,103,992	912,212

Our net investment in joint ventures	$1,883,244	$1,797,361

Mortgages and other indebtedness	$2,750,327	$2,739,630

SIMON
Footnotes to Financial Statements
Unaudited

Notes:

  (A)
  Includes a $13.5 million loss recorded as a result of the Special Master's memorandum clarifying the calculation of "net profits" that were disgorged by the Company related to the Mall of America litigation. The Company has appealed the Court's September 10, 2003 Order and will appeal the Special Master's findings. Also includes the Company's $12.6 million gain on the sale of its interest in the New York Times Square Westin Hotel (tax effect of the gain of $4.3 million is included in Income tax expense of taxable REIT subsidiaries below).

  (B)
  As defined by NAREIT, FFO is consolidated net income computed in accordance with GAAP, excluding real estate related depreciation and amortization, excluding gains and losses from extraordinary items, excluding gains and losses from the sales of real estate, plus the allocable portion of FFO of unconsolidated joint ventures based upon economic ownership interest, and all determined on a consistent basis in accordance with GAAP. The Company has adopted NAREIT's clarification of the definition of FFO that requires it to include the effects of nonrecurring items not classified as extraordinary, cumulative effect of accounting change or resulting from the sale of depreciable real estate. However, you should understand that FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income determined in accordance with GAAP as a measure of operating performance, and is not an alternative to cash flows as a measure of liquidity.

  (C)
  Includes our share of gains on land sales of $21.0 million and $18.3 million for the three months ended December 31, 2004 and 2003, respectively, and $45.4 million and $42.0 million for the twelve months ended December 31, 2004 and 2003, respectively.

  (D)
  Includes our share of straight-line adjustments to minimum rent of $5.6 million and $1.6 million for the three months ended December 31, 2004 and 2003, respectively, and $10.7 million and $6.1 million for the twelve months ended December 31, 2004 and 2003, respectively.

  (E)
  Includes our share of the fair market value of leases from acquisitions of $12.8 million and $4.7 million for the three months ended December 31, 2004 and 2003, respectively, and $38.3 million and $12.8 million for the twelve months ended December 31, 2004 and 2003, respectively.

  (F)
  Includes dividends and distributions of Series B, C and I preferred stock and Series C and I preferred units. The Series B shares impacted only the 2003 results as they were converted or redeemed during 2003.

  (G)
  Consolidation occurs when the Company acquires an additional ownership interest in a joint venture and has, as a result, gained control of the joint venture. These interests have been separated from operational interests to present comparative results of operations for those joint ventures held as of December 31, 2004. Discontinued joint venture interests represent those partnership interests that have been sold.

  (H)
  Excess Investment represents the unamortized difference of our investment over our share of the equity in the underlying net assets of the partnerships and joint ventures acquired. We generally amortize excess investment over the life of the related Properties, typically 35 years, and the amortization is included in income from unconsolidated entities.

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  Exhibit 99.2
SIMON PROPERTY GROUP ANNOUNCES FOURTH QUARTER RESULTS AND DECLARES 7.7% INCREASE IN COMMON STOCK DIVIDENDS
SIMON Statements of Operations Unaudited (In thousands, except as noted)
SIMON Per Share Data Unaudited
SIMON Reconciliation of Net Income to FFO(B) Unaudited (In thousands, except as noted)
SIMON Balance Sheets Unaudited (In thousands, except as noted)
SIMON Joint Venture Statements of Operations Unaudited (In thousands, except as noted)
SIMON Joint Venture Balance Sheets Unaudited (In thousands, except as noted)
SIMON Footnotes to Financial Statements Unaudited